EXHIBIT 99.1

Capstone Therapeutics Announces Patent Application for Novel, More Potent Chimeric Apo E Mimetic Peptides

TEMPE, Ariz., July 23, 2015 (GLOBE NEWSWIRE) -- Capstone Therapeutics Corp. (OTCQB:CAPS) ("the Company") and its joint venture affiliate, LipimetiX Development, Inc. ("JV"), announced today the conversion of a provisional U.S. Patent application claiming novel, more potent analogs of its lead peptide, AEM-28. The JV has supported research by Dr. G.M. Anantharamaiah at the University of Alabama, Birmingham ("UAB") to identify novel analogs of AEM-28 that demonstrate greater efficacy than the parent peptide and provide new composition of matter patent protection. One of the new, chimeric Apo E mimetic peptides (AEM-28-14), tested in multiple, validated animal models, demonstrates up to 400% greater cholesterol lowering efficacy and a several fold increase in the NOAEL (No Observed Adverse Effect Level) dose, a primary indicator of drug tolerability. The combination of enhanced efficacy and toleration potentially increases the therapeutic window (the range for delivering a safe and efficacious dose) significantly over previous analogs of AEM-28.

Dennis Goldberg, Ph.D., President of LipimetiX, stated: "We believe that the profound cholesterol lowering effect of a single injection of AEM-28-14, accompanied by the enhanced toleration, will allow us to expand upon the statistically-significant VLDL cholesterol and triglyceride reductions seen in our recently completed AEM-28 human clinical studies. Subject to funding, the JV plans to begin development of AEM-28-14 for cholesterol and triglyceride reduction in patients refractory to available therapeutic modalities."

Chimeric Apolipoprotein E Mimetic Peptides

Apolipoprotein E (Apo E) is in a class of protein that occurs throughout the body. Apo E is essential for the normal metabolism of cholesterol and triglycerides. After a meal, the postprandial (or post-meal) lipid load is packaged in lipoproteins and secreted into the blood stream. Apo E targets cholesterol and triglyceride rich lipoproteins to specific receptors in the liver, decreasing the levels in the blood. Elevated plasma cholesterol and triglycerides are independent risk factors for atherosclerosis, the buildup of cholesterol rich lesions and plaques in the arteries. Atherosclerosis is the major cause of cardiovascular disease, peripheral artery disease and cerebral artery disease, and can cause heart attack, loss of limbs and stroke.   Defective lipid metabolism also plays an important role in the development of adult onset diabetes mellitus (Type 2 diabetes), and diabetics are particularly vulnerable to atherosclerosis, heart and peripheral artery diseases.

The UAB scientists patented the first chimeric Apo E mimetic peptide in 1999, reducing the 299 amino acid native Apo E into a 28 amino acid, dual domain peptide that can be delivered therapeutically.  One domain inserts into a lipoprotein surface and the second domain binds to the Apo E receptors in the liver. In 2010, our JV's founding scientist, Dr. Dennis Goldberg, obtained worldwide right to patents for Apo E mimetic peptides from the UAB Research Foundation ("UABRF"). The JV has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and its analogs.

AEM-28-02 was the first of the new generation chimeric Apo E peptides discovered, resulting in a provisional patent filing in July 2014. AEM-28-02 was found to be approximately 30% more potent (as tested in multiple animal models) than the parent molecule, AEM-28. AEM-28-14 is the most potent of the newly-discovered chimeric Apo E mimetic peptides. As shown in the attached figures, a single 50 ug injection of AEM-28-14 decreased cholesterol 98% in Apo E null mice. The rapid reduction of cholesterol was well tolerated, with no observed adverse effects. Cholesterol remained 35% below baseline at 24 hours.

Charts accompanying this release are available at http://media.globenewswire.com/cache/7986/file/35810.pdf

Subject to continued favorable study results and funding availability, the JV may pursue regulatory approval of AEM-28-14 as treatment for Homozygous Familial Hypercholesterolemia, Acute Hypertriglyceridemic Pancreatitis and other orphan indications in hyperlipidemia. The JV may, in the future, possibly explore additional indications for its family of Apo E mimetic peptides including Acute Coronary Syndrome, Peripheral Artery Disease and other vascular diseases associated with Type 2 Diabetes and Metabolic Syndrome.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of Chimeric Apo E Mimetic Peptides through the LipimetiX Development, Inc., joint venture.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com. For more information on LipimetiX Development, please visit the JV's website: www.lipimetix.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2014, and other documents we file with the U.S. Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

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